EXHIBIT 99.5

TERRANOVA S.A. AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2004

CONTENTS

Consolidated Balance Sheets at December 31, 2004 (unaudited) and 2003

Unaudited Consolidated Statements of Income for the years ended December 31, 2004 (unaudited) and 2003

Unaudited Consolidated Statements of Cash Flows for the years ended December 31, 2004 (unaudited) and 2003

Notes to the consolidated financial statements

Ch$	-	Chilean pesos
ThCh$	-	Thousands of Chilean pesos
US$	-	United States dollars
ThUS$	-	Thousands of United States dollars
UF	-	A UF (Unidad de Fomento) is an inflation-indexed peso-denominated monetary unit. The UF rate is set daily in advance based on the previous month’s inflation rate.

TERRANOVA S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	(unaudited)
	ThUS$	ThUS$
ASSETS
CURRENT ASSETS
Cash	13,126	19,609
Time deposits	44,139	3,584
Marketable securities (Note 3)	1,265	302
Accounts receivable (net) (Note 4)	145,082	114,671
Notes and accounts receivable from related companies (Note 5)	9,290	6,951
Inventories (Note 6)	196,445	179,350
Recoverable taxes (Note 7)	44,621	42,008
Prepaid expenses	10,475	6,651
Deferred taxes (Note 7)	2,673	—
Other current assets (Note 8)	574	60,211

Total current assets	467,690	433,337

PROPERTY, PLANT AND EQUIPMENT (Note 9)
Land and forests	631,299	610,013
Buildings and other infrastructure	220,158	216,322
Machinery and equipment	809,598	798,483
Other	73,945	75,696
Technical reappraisal of property, plant and equipment	7,390	7,390
Less: Accumulated depreciation	(332,182)	(287,802)

Total property, plant and equipment	1,410,208	1,420,102

OTHER ASSETS
Investments in unconsolidated affiliates (Note 10)	3,340	2,007
Investment in other companies	176	108
Goodwill (net) (Note 11)	2,040	2,832
Negative goodwill (net) (Note 11)	(44,959)	(48,284)
Long-term receivables	5,779	2,559
Notes and accounts receivable from related companies (Note 5)	597	3,297
Other assets (Note 12)	35,605	38,493

Total other assets	2,578	1,012

Total assets	1,880,476	1,854,451

The accompanying Notes 1 to 21 are an integral part of these consolidated financial statements

TERRANOVA S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	(unaudited)
	ThUS$	ThUS$
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Short-term bank borrowings (Note 13)	48,791	102,099
Current portion of long-term bank borrowings (Note 14)	62,697	104,993
Current portion of bonds and promissory notes (Note 15)	25,034	10,064
Current portion of other long-term borrowings (Note 16)	111	396
Dividends payable	242	270
Accounts payable and sundry creditors	58,317	51,182
Notes and accounts payable to related companies (Note 5)	5,830	2,213
Accrued liabilities (Note 16)	18,480	19,741
Withholdings	6,509	6,559
Deferred taxes (Note 7)	—	2,187
Other current liabilities	2,555	717

Total current liabilities	228,566	300,421

LONG-TERM LIABILITIES
Long-term bank borrowings (Note 14)	190,185	200,742
Bonds and promissory notes (Note 15)	294,685	299,711
Deferred taxes (Note 7)	31,151	8,834
Other long-term borrowings	1,308	671
Other long-term liabilities	16,611	8,436

Total long-term liabilities	533,940	518,394

MINORITY INTEREST	339,831	304,989

COMMITMENTS AND CONTINGENCIES (Note 20)	—	—

SHAREHOLDERS’ EQUITY (Note 17)
Paid-in capital	583,739	602,117
Other reserves	122,643	113,551
Retained earnings:
Accumulated gains	14,979	39,122
Net (loss) income for the year	56,778	(20,010)
Development stage accumulated deficit	—	(4,133)

Total shareholders’ equity	778,139	730,647

Total liabilities and shareholders’ equity	1,880,476	1,854,451

The accompanying Notes 1 to 21 are an integral part of these consolidated financial statements

TERRANOVA S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the years ended December 31,
	2004	2003
	(unaudited)
	ThUS$	ThUS$
OPERATING RESULTS
Net sales	651,000	480,121
Cost of sales	(461,778)	(374,187)

Gross margin	189,222	105,934
Selling and administrative expenses	(94,105)	(84,335)

Operating income	95,117	21,599

NON-OPERATING RESULTS
Financial income	1,920	3,864
Share of income from unconsolidated affiliates (Note 10)	1,333	755
Other non-operating income (Note 18)	47,252	5,907
Amortization of goodwill (Note 11)	(792)	(949)
Amortization of negative goodwill (Note 11)	3,325	2,990
Financial expenses	(39,294)	(39,951)
Other non-operating expenses (Note 19)	(21,767)	(7,314)
Price-level restatements	544	214
Foreign exchange losses	(3,731)	(12.966)

Non-operating results	(11,210)	(47,450)

Income (loss) before minority interest and income tax (expense) benefit	83,907	(25,851)
Minority interest	(15,401)	5,236
Income tax (expense) benefit	(11,728)	605

NET INCOME (LOSS)	56,778	(20,010)

The accompanying Notes 1 to 21 are an integral part of these consolidated financial statements

TERRANOVA S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2004	2003
	(unaudited)
	ThUS$	ThUS$
CASH FLOWS FROM OPERATING ACTIVITIES
Collection of trade receivables	733,997	530,294
Financial revenues received	2,196	1,810
Other income received	20,939	34,218
Payments to suppliers and employees	(650,495)	(485,991)
Interest paid	(31,525)	(36,326)
Income taxes paid	(6,897)	(13,872)
Other expenses paid	(3,133)	(4,061)
VAT and other taxes paid	(15,258)	(16,294)

Net cash provided by operating activities	49,824	9,778

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common shares	—	90,558
Borrowings from banks and other	138,894	160,879
Proceeds from issuance of bonds	—	228,423
Loans from related companies	—	5,856
Payment of borrowings	(183,138)	(301,460)
Payment of bonds	(9,000)	(25,000)
Payment of loans from related companies	(2,262)	(1,577)
Payment of bond issue costs	—	(4,714)
Other financing activities	(1,934)	(83)

Net cash provided by financing activities	(57,440)	152,882

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of property, plant and equipment	77,707	143
Purchase of property, plant and equipment	(46,065)	(42,909)
Acquisition of subsidiary, net cash acquired	—	(93,850)
Other loans to related companies	(82)	(3,818)
Other investing activities	—	(829)

Net cash flow used in investing activities	31,560	(141,263)

Net cash flows from operating, financing and investing activities	23,944	21,397

INFLATION EFFECT ON CASH AND CASH EQUIVALENTS	(29)	1,484

NET INCREASE IN CASH AND CASH EQUIVALENTS	23,915	22,881

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEARS	34,615	11,734

CASH AND CASH EQUIVALENTS AT END OF YEARS	58,530	34,615

TERRANOVA S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (Continued)

	For the years ended December 31,
	2004	2003
	(unaudited)
	ThUS$	ThUS$
RECONCILIATION OF NET (LOSS) INCOME TO CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net income (loss)	56,778	(20,010)

Gains on sales of assets:	(44,300)	(105)

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	48,378	43,843
Amortization of intangibles	808	738
Write-offs and provisions	16,398	5,276
Share of income from unconsolidated affiliates	(1,333)	(755)
Amortization of goodwill	792	949
Amortization of negative goodwill	(3,325)	(2,990)
Price-level restatements	(544)	(214)
Foreign exchange losses	3,731	12,966
Other charges to income not representing cash flows	(1,174)	919

Changes in assets and liabilities
Trade accounts receivable	(31,890)	(26,936)
Inventories	(19,980)	(26,850)
Other assets	(2,155)	2,226
Accounts payable	3,820	16,751
Interest payable	3,309	1,814
Income taxes payable	1,967	1,080
Value added and other taxes payable	3,143	6,312
Minority interest	15,401	(5,236)

Net cash provided by operating activities	49,824	9,778

The accompanying Notes 1 to 21 are an integral part of these consolidated financial statements

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - THE COMPANY

Terranova S.A. (formerly, Forestal Terranova S.A.) (“Terranova” and together with its controlled subsidiaries, the “Company”) is a “sociedad anónima abierta” (a public corporation) whose common stock is listed on the Santiago Stock Exchange. Accordingly, the Company is subject to the regulations of the Superintendency of Securities and Insurance in Chile (“SVS”).

The Company is a forestry and wood products industry conglomerate with forestry plantations in Chile, Brazil, Argentina and Venezuela and commercial and industrial operations in Chile, Brazil, Argentina, the United States, Mexico, Venezuela and Colombia. Through its subsidiary Masisa S.A. (“Masisa”), Terranova is a leader in the production and distribution of wood boards in Latin America.

On September 30, 2003 at the Extraordinary Shareholders’ Meeting, the Shareholders’ agreed to change the name of Terranova Internacional S.A. to Terranova and approved the split of Terranova into two companies, Terranova with a stated capital of ThUS$16,828 and Inversiones Internacionales Terranova S.A. with a stated capital of ThUS$ 86,589.

In October, 2003, Forestal Terranova S.A. acquired a 39.99% interest in Terranova for ThUS$ 21 from its controlling shareholder.

At the Extraordinary Shareholder’s Meeting held on October 31, 2003, the Shareholders’ approved the merger of Forestal Terranova S.A. with its subsidiary Terranova for which it owns 99.99% and has previously been consolidated in the results of Forestal Terranova S.A. As a result of the merger, Terranova became the legal successor of Forestal Terranova S.A. with a stated equity amounting to ThCh$ 602,117. For financial statement purposes, the merger was accounted for retroactively by combining the financial statements of Forestal Terranova S.A. and Terranova at book values on July 1, 2003.

As a result of such merger, the subsidiaries Andinos S.A. and Sociedad Forestal Millalemu S.A. became 100% owned by Terranova and were legally dissolved and absorbed by Terranova.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Chile and the accounting regulations of the SVS.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures of contingent liabilities. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Areas where the nature of the estimate makes it reasonably possible that actual results could differ from amounts estimated include: valuation of long-lived assets, valuation of accounts receivable, valuation of inventory, assumptions used in the valuation and accounting for timber resources, accounting for income taxes and accounting for potential litigation claims and contingencies.

The Company has issued its statutory consolidated financial statements in Spanish and in conformity with accounting principles generally accepted in Chile, which include certain notes and additional information required by the SVS for statutory purposes. Management believes that these additional notes and information are not essential for the complete understanding of the consolidated financial statements and, accordingly, these notes and additional information have been excluded from the accompanying consolidated financial statements.

b) Currency

Foreign Currency Translation of “Stable” Currencies

In the case of Terranova and those subsidiaries authorized to maintain their accounting records in US dollars as well as those foreign subsidiaries considered as an extension of the parent Company’s operation, assets and liabilities denominated in other currencies are remeasured to US dollars at the exchange rates prevailing on December 31 of each year except for inventory, property plant and equipment and certain other assets and liabilities. Inventory, property, plant and equipment and certain other assets and liabilities are remeasured at either; (1) the historical exchange rates if the corresponding asset or liability originated subsequent to the date on which an authorization to maintain the accounting records in US dollars was received; or (2) at exchange rate in effect on the date the approval to maintain the Company’s accounting records in US dollars was received for those assets or liabilities originated prior to such approval date. Revenues and expenses are generally translated at the exchange rates on the dates of the transactions. Gains or losses from foreign currency remeasurement as described above are included in Consolidated net (loss) income.

For those subsidiaries that maintain their accounting records in currencies others than the US dollar and are “not extensions” of the parent Company’s operations (Forestal Tornagaleones S.A. and its subsidiary FTG Overseas Ltd.), all assets, liabilities, revenues and expenses are translated into US dollars using the exchange rates prevailing on the final day of the period presented. The translation adjustment derived from the effect of the variation of the exchange rate between the beginning and the closing of the year over beginning of the year Shareholders’ equity is reported as a Cumulative translation gain/(loss) as a separate component of Shareholders’ equity.

Foreign Currency Translation of “Not Stable” Currencies

In accordance with Technical Bulletin No. 64 of the Chilean Institute of Accountants for all periods presented, the financial statements of subsidiaries located in countries that are subject to significant risks, restrictions or fluctuations due to inflationary or exchange effects (so called “not stable” countries) must be remeasured in US dollars. Accordingly, the financial statements of the subsidiaries located in Argentina, Brazil, Venezuela, Colombia and Ecuador are remeasured in US dollars as follows:

1.	Monetary assets and liabilities were translated at year-end rates of exchange between the US dollar and the local currency.

2.	All non-monetary assets and liabilities and shareholders’ equity were translated at historical rates of exchange between the US dollar and the local currency.

3.	Income and expense accounts were translated at average rates of exchange between the US dollar and the local currency for the period, except for those arising from non-monetary accounts, which are included at historic rates of exchange.

4.	Any exchange differences which arise were included in the results of operations for the period.

The difference between the investment’s equity value arising from the financial statements remeasured as explained above and the net equity value at the beginning of the year, plus the proportional share of the investment’s net income for the year, was recorded in the account, Cumulative translation gain/(loss) as a separate component of Shareholders’ equity.

In addition, exchange differences (netted from Chilean inflation) arising from debt obligations that qualify as foreign currency hedges of the foreign investments mentioned above were also recorded in the account “Cumulative Translation Adjustment”.

c) Consolidation

The consolidated financial statements include the accounts of Terranova and the following subsidiaries which it controls:

	Ownership
	December
	(unaudited)
Company	2004 Total	2003 Total
	%	%
Inversiones Internacionales Terranova S.A.	60.0000	60.0000
Masisa S.A. (1)	52.4340	52.4340
Terranova Forest Product Inc.	70.0480	70.0480
Terranova Panamá S.A.	60.0000	60.0000
Terranova de Venezuela S.A. y Filial	60.0000	60.0000
Terranova Costa Rica S.A.	0.0000	60.0000
Forestal Terranova Mexico S.A. de C.V.	59.9940	59.9940
Cor. Forestal Guayamure C.A.	51.0000	51.0000
Terranova Brasil Ltda.	59.9940	59.9940
Terranova Colombia S.A.	59.9940	59.9940
Terranova Guatemala S.A.	0.0000	60.0000
Cor. Forestal Imataca C.A. y filiales	60.0000	60.0000
Andinos C.A.	60.0000	60.0000
Inversiones Coronel Ltda.	52.4340	52.4340
Masisa Inversiones Ltda.	52.4340	52.4340
Masisa Partes y Piezas Ltda.	52.4340	52.4340
Forestal Tornagaleones S.A.(4)	31.6980	31.6980
Masisa Concepción Ltda.	52.4340	52.4340
Masisa Overseas Ltd.	52.4340	52.4340
Maderas y Sintéticos del Perú S.A.C.	52.3820	52.3820
Maderas y Sintéticos Mexico S.A. de C.V.	52.4340	52.4340
Maderas y Sintéticos Servicios S.A. de C.V.	52.4340	52.4340
Masisa do Brasil Ltda.	52.4340	52.4340
Forestal Argentina S.A (3).	15.8810	15.8810
Forestal Tornagaleones Overseas Ltd. (3)	0.0000	31.6960
Masisa Argentina S.A.	52.4340	52.4340
Masisa Ecuador S.A.	52.4340	52.4340
Fibranova C.A. (2)	60.0000	60.0000
Masnova	56.2170	56.2170

All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements, and the participation of the minority investors has been recognized, presented as minority interest.

(1)	On July 22, 2002, Terranova acquired 400,776,639 shares of Masisa S.A. (“Masisa”), representing 43.16% of Masisa’s equity. As a result of this acquisition, the Company’s interest in Masisa totalled 481,861,555 shares, representing 51.89% of Masisa’s equity. Therefore, commencing July 22, 2002, the financial statements of Masisa are consolidated with Terranova’s.

On June 27, 2003, Terranova acquired 5,000,000 shares of Masisa, equivalent to 0.544% of Masisa’s equity. The purchase price for the shares amounted to ThUS$ 1,256 and was accounted for consistent with the policy described in Note 2 m).

(2)	Beginning on April 1, 2003, the subsidiary Fibranova S.A. completed its pre-operating stage and began its production phase. Consequently, from that date Fibranova S.A. is consolidated in the financial statements.

(3)	Controlled subsidiaries of Masisa which are consolidated by Terranova due to Terranova’s controlling 52.434% interest in Masisa.

(4)	On August 12, 2004, Masisa acquired 1,315 shares of Forestal Tornagaleones S.A., equivalent to 0.002% of Tornagaleones’s equity. The purchase price for the shares amounted to ThUS$ 4 and was accounted for consistent with the policy described in Note 2 m).

d) Price-level restatements

Certain of Terranova’s subsidiaries have not received approval to maintain their accounting records in US dollars. Forestal Tornagaleones S.A. and Forestal Tornagaleones Overseas Ltd. continue to maintain Chilean peso accounting records and apply the principle of price-level restatements in accordance with Chilean generally accepted accounting principles (“GAAP”). For this purpose, non-monetary assets, liabilities and equity accounts have been restated by charges or credits to income, unless not required by Technical Bulletin No. 64. Furthermore, the income and expense accounts have been restated in terms of year-end constant pesos.

In accordance with Chilean tax regulations and accounting practices, the restatements are calculated based on the official Consumer Price Index of the National Institute of Statistics, applied one month in arrears, which was 2.5% and 1.0% for the years ended November 30, 2004 and 2003, respectively. This index is considered by the business community, the accounting profession and the Chilean government to be the index which most closely complies with the technical requirement to reflect the variation in the general level of prices in the country and, consequently, is widely used for financial reporting purposes in Chile.

The above-mentioned price-level restatements do not purport to present appraised or replacement values and are only intended to restate all non-monetary financial statement components in terms of local currency of a single purchasing power and to include in the net result for each year the gain or loss in purchasing power arising from the holding of monetary assets and liabilities exposed to the effects of inflation.

e) Assets and liabilities denominated in foreign currencies

Assets and liabilities denominated in currencies other than the US dollar have been translated into the US dollar at the observed exchange rates, as reported by the Central Bank of Chile. The observed exchange rates for foreign currencies into one US dollar as of December 31, 2004 and 2003, were as follows:

	At December 31,
	(unaudited)
	2004	2003
Brazilian reais	2.654	2.862
Bolivian bolivars	1,920.000	1,596.000
Salvadorian colon	—	409.070
Argentine Peso	2.979	2.940
Chilean Peso	557.400	593.800
Colombian Peso	2,389.750	2,773.200
Mexican Peso	11.218	11.225
Guatemalan quetzal	—	7.812
Unidad de Fomento (1)	0,032	0,035

(1)	An inflation-indexed-Chilean peso-denominated monetary unit. The UF rate is set daily in advance based on the previous month’s inflation rate.

f) Marketable securities

Marketable securities consist of investments in money market funds and are stated at market value based on year-end quoted values.

g) Allowance for doubtful accounts

The Company has recorded an allowance for doubtful accounts for possible non-collection of accounts receivable, which is shown as a deduction from accounts receivable.

h) Inventories

Inventories are valued at the lower of production or acquisition cost, including indirect manufacturing costs, or market value. Inventory costs are determined using the average cost method. The valuation of inventories are periodically assessed and, if necessary, a write-down of the value for estimated excess and obsolete inventory is recorded based on estimates about future demand and actual usage.

As of each period end, forests and plantation inventories in the process of exploitation are stated at the commercially appraised value at which these forests were transferred from fixed assets in conjunction with the revaluation of timber resources described in Note 2 i), below.

i) Property, plant and equipment

Property, plant and equipment, except timber resources, are stated at cost, which includes capitalized interest.

Timber and timberlands are stated at cost less cost of timber harvested. The costs incurred in developing and growing timber such as site preparation, property taxes, seedlings, planting, fertilization, insect and wildlife control, herbicide application and thinning, are capitalized. These capitalized costs are accumulated by specifically identifiable farm blocks. Accounting practices for these costs do not change when timber becomes merchantable and harvesting commences. Costs incurred related to logging roads are capitalized and amortized over their expected useful lives or as the related timber is harvested. These capitalized costs are included in the historical cost of the timber. At each period-end, the timber resources are adjusted to reflect values based on technical appraisals performed by specialized forestry engineers.

Depletion, or costs attributed to timber harvested is determined by each identifiable farm block that is in the harvesting stage based on the relationship of unamortized timber costs to the estimated volume of recoverable timber multiplied by the amount of timber cut. The estimated volume of recoverable timber is determined using statistical information and other data related to growth rates and yields gathered from physical observations, models, and other information gathering techniques. Changes in yields are generally due to adjustments in growth rates and similar matters and are accounted for prospectively as changes in estimates. The cost of timber harvested is included in the carrying values of raw material and product inventories and in the cost of products sold as these inventories are sold to third parties. The depletion rate calculations do not include an estimate for future costs associated with existing stands, future reforestation costs associated with a stand’s final harvest, or future volume in connection with the replanting of a stand subsequent to its final harvest.

As a result of the above accounting treatment, the Company records timber resources at appraisal value prior to cutting with the offsetting adjustment recorded as Forestry Reserves in Shareholders’ equity. When the timber is cut and sold, the component of Cost of Sales associated with the appraisal value is offset against Forestry Reserves in Shareholders’ equity.

Financing costs of projects requiring major investments in long-term construction and those costs incurred from financing specific projects are capitalized and amortized over the estimated useful lives of the related assets. Direct and indirect interest costs incurred in connection with the development of forests are also capitalized.

Other fixed assets include spare parts inventories with turnover of less than one-year. Those items with significant value and with an ongoing benefit are depreciated in the same period of time as the asset with which they are associated, while those items with frequent use are charged to cost of production when used.

Assets purchased under financing leases are recorded at their fair value on the date of the lease agreement, which is determined by discounting the amounts payable in installments and the bargain purchase option, if any, at the interest rate implicit, or explicit, in the contract. These assets are not legally considered property of the Company until the purchase option is exercised and are presented under other assets.

Disbursements for the development of internal use software are charged to the results of operations as incurred. External direct costs of materials and services rendered in developing an enterprise resource planning system (an SAP R/3 system) and interest costs incurred during development are capitalized. Payroll related costs were not material and have been expensed. Training costs and data conversion costs are expensed as incurred.

Assets to be disposed of at year-end have been recorded under Other assets at fair value based on an independent appraisal.

j) Depreciation

Depreciation is calculated using the straight-line method based on the estimated useful life of each asset, which were as follows:

Years
Plants, buildings and other installations	25-40
Machinery and equipment	10-20
Other fixed assets	1-10

Depreciation for the years ended December 31, 2004 and 2003 amounted to ThUS$ 48,378 (unaudited) and ThUS$ 43,843, respectively.

Certain machinery, moving equipment and other similar items are depreciated according to a maximum number of productive hours.

k) Impairment of long-lived assets

The Company periodically evaluates the carrying value of its long-lived assets for impairment. The carrying value of a long-lived asset is considered impaired by the Company when the expected undiscounted cash flows from such asset are separately identifiable and less than its carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or based on independent appraisals.

l) Investments in unconsolidated affiliates

Investments in unconsolidated affiliates are accounted for using the equity method when they represent between 10% and 50% of the voting stock of the investee. Accordingly, the Company’s proportional share in the net income (or loss) of each investee is recognized on an accrual basis, after eliminating any unrealized profits or losses from transactions with the investees in Non-operating results in the Consolidated Statements of Income.

m) Goodwill and negative goodwill

Under Chilean GAAP, goodwill arises from the excess of the purchase price of companies acquired over their net book value; negative goodwill arises when net book value of the acquired company exceeds the purchase price of companies acquired.

Goodwill and negative goodwill are amortized over ten to twenty years considering the expected period of return of the investment. The Company evaluates the recoverability of goodwill on a periodic basis.

n) Bonds and promissory notes

Bonds and promissory notes are recorded at face value plus accrued interest. The discount on, and expenses incurred, in the issuance of the bonds are included in Prepaid expenses and other assets in the Consolidated Balance Sheets and are amortized using the interest method of amortization over the term of the instruments. Total capitalized costs associated with bonds were ThUS$ 4,604 (unaudited) as of December 31, 2004, and ThUS$ 951 (unaudited) and ThUS$ 238 was amortized to expense in the years ended December 31, 2004 and 2003, respectively.

o) Income tax and deferred taxes

The effects of deferred income taxes arising from temporary differences between the basis of assets and liabilities for tax and financial statement purposes are recorded in accordance with Technical Bulletins Nos. 60, 68 and 69 of the Chilean Institute of Accountants and Circular No. 1,466 of the SVS. The effects of deferred income taxes at January 1, 2000 that were not previously recorded, were recognized, in accordance with the transitional period provided by Technical Bulletin No. 60, against a contra asset or liability account (“complementary accounts”) and were recorded to offset the effects of the deferred tax assets and liabilities not recorded prior to January 1, 2000. Complementary accounts are amortized to income over the estimated average reversal periods corresponding to underlying temporary differences to which the deferred tax asset or liability relates.

Deferred income tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred income tax asset to an amount that is more likely than not to be realized.

p) Employee vacations

The cost of employee vacations is recognized as an expense on an accrual basis as the vacations are earned by employees and are included in Accrued liabilities in the Consolidated Balance Sheets.

q) Revenue recognition

Revenues are recorded at the time of shipment of products to the customer. The following criteria must be met in order to recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the price to the buyer is fixed or determinable; and (4) collection is reasonably assured. Revenues which the Company has billed and collected in advance are deferred until the related products are shipped and the criteria above have been met.

r) Derivative contracts

The Company enters into hedging contracts including interest rate swap agreements and forward exchange contracts. The contracts are accounted for in accordance with Technical Bulletin No. 57, “Accounting for Derivative Contracts” (“TB 57”) of the Chilean Institute of Accountants. Under TB 57 all derivative financial instruments are recognized on the Consolidated Balance Sheets at their fair value. Derivative instruments are accounted for as follows:

Hedges of forecasted transactions:

The derivative instrument is stated at its fair value on the Consolidated Balance Sheets and any change in the fair value is recognized on the balance sheet as an unrealized gain or loss in Other current liabilities or in Other assets. When the contract is settled, the unrealized gain or loss on the instrument is recognized in earnings in Non-operating income in the Consolidated Statements of Income.

Firm commitments hedging contracts (Hedges of “existing items”):

The hedged item and derivative instrument are measured at fair value on the balance sheet. Unrealized gains and losses are recorded in earnings in Non-operating income in the Consolidated Statements of Income if the net effect is a loss and deferred and recognized when the contract is settled if it is a gain. The unrecognized gains associated with the derivative instrument are included in Other current liabilities in the Consolidated Balance Sheets.

One of the qualifying criteria for hedge accounting is that the hedging relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in those fair values or cash flows that are attributable to the hedged risk, both at the inception of the hedge and on an ongoing basis. If, at any point, the prospective consideration indicates that the hedging instrument is not expected to be highly effective in the future, hedge accounting is discontinued from that point forward.

The impact of the Company’s hedging activities included in Financial expenses for the years ended December 31, 2004 and 2003 totaled ThUS$ 1,370 (unaudited) and ThUS$ 1,414, respectively. The unrealized gains included in Other current liabilities as of December 31, 2004 and 2003 totaled ThUS$ 1,526 (unaudited) and ThUS$ -, respectively. The unrealized losses included in other assets as of December 31, 2004 and 2003 totaled ThUS$ 1,026 (unaudited) and ThUS$ 4,031 respectively.

s) Securities purchased under resale agreements

Time deposits are recorded at cost plus accrued interest at each period-end. Securities purchased under resale agreements are presented at cost plus accrued interest at the period-end. The value of these investments do not exceed their respective market values at December 31, 2004 and 2003.

t) Research and development expenses

Research and development expenses are charged to income in the period in which they occur. The Company has not incurred significant research and development expenses during the years ended December 31, 2004 and 2003.

u) Development stage accumulated deficit

Investments in majority-owned subsidiaries considered to be in the development stage are recorded in accordance with the equity method of accounting on the Consolidated Balance Sheet; however, the Company’s share of the investee’s results of operations during the development stage are recorded as a reserve which forms part of shareholders’ equity.

v) Cash equivalents

The Company considers all short-term, highly-liquid investment securities purchased with original maturities of three months or less to be cash equivalents for purposes of the Consolidated Statement of Cash Flows.

The balances of cash and cash equivalents were as follows:

	December 31,
	2004	2003
	(unaudited)
	ThUS$	ThUS$
Cash	13,126	19,609
Time deposits and money market fund	45,404	3,886
Securities purchased under resale agreements (Note 8)	—	11,120

Total	58,530	34,615

NOTE 3 - MARKETABLE SECURITIES

Marketable securities are summarized as follows:

	December 31,
	2004	2003
	(unaudited)
	ThUS$	ThUS$
Money market funds	1,265	302

Total marketable securities	1,265	302

NOTE 4 – ACCOUNTS RECEIVABLE (NET)

Accounts receivable (net) includes the following:

	Accounts receivable aging		December 31, 2004
	1-90 days	91-360 days
			(unaudited)
	ThUS$	ThUS$	ThUS$
Trade accounts receivable	100,031	14,042	114,073
Notes receivable	8,025	1,467	9,492
Other accounts receivable	18,768	7,931	26,699
Less: Allowances for doubtful accounts			(5,182)

Total			145,082

	Accounts receivable aging		December 31, 2003
	1-90 days	91-360 days
	ThUS$	ThUS$	ThUS$
Trades accounts receivable	86,372	4,313	90,685
Notes receivable	8,568	575	9,143
Other accounts receivable	12,337	7,405	19,742
Less: Allowances for doubtful accounts			(4,899)

Total			114,671

NOTE 5 - BALANCES AND TRANSACTIONS WITH RELATED COMPANIES

Accounts receivable from related companies are commercial accounts and loans granted to subsidiaries to carry out their activities. These are expressed in US dollars and in some cases accrue interest at the 180-day London Interbank Offering Rate (“LIBOR”) plus a spread ranging from 1.7% to 2.2%.

Maturities of loans are subject to cash availability of the subsidiaries, while commercial accounts have normal collection terms.

a) Notes and accounts receivable from related companies

	Short-term		Long-term
	December 31,		December 31,
Company	2004	2003	2004	2003
	(unaudited)		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Oxinova C.A.	8,564	6,512	—	—
Plycem Construsistemas de Costa Rica	373	322	—	—
Plycem Construsistemas de Guatemala	160	13	—	—
Comercializadora T&T C.A.	—	8	—	—
Forestal Río Calle-Calle S.A	3	—	597	3,297
Plycem Construsistemas Honduras	141	—	—	—
Plycem Construsistemas El Salvador	49	96	—	—

Total	9,290	6,951	597	3,297

b) Notes and accounts payable to related companies

	Short-term		Long-term
	December 31,		December 31,
Company	2004	2003	2004	2003
	(unaudited)		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Oxinova C.A.	5,830	1,979	—	—
Forestal Río Calle-Calle S.A.	—	228	—	—
Comercializadora T&T C.A.	—	1	—	—
Hondulit S.A.	—	3	—	—
Nicalit S.A.	—	2	—	—

Total	5,830	2,213	—	—

c) Transactions

			December 31,
			2004		2003
			(unaudited)
Company	Relationship	Transactions	Amount	Effects in results (charge)/credit	Amount	Effects in results (charge)/credit
			ThUS$	ThUS$	ThUS$	ThUS$
Plycem Construsistemas Costa Rica S.A.	Affiliate	Sale of products	721	238	581	300
Plycem Construsistemas Guatemala S.A.	Affiliate	Sale of products	268	88	366	148
Plycem Construsistemas Honduras S.A.	Affiliate	Sale of products	58	19	—	—
Plycem Construsistemas Nicaragua S.A.	Affiliate	Sale of products	163	54	—	—

Oxinova C.A.	Investee	Rental of assets	32	32	—	—
	Investee	Administrative services	72	72	117	117
	Investee	Purchase of chemical products	17,655	—	9,165	—

Nicalit S.A.	Affiliate	Sale of products	—	—	95	33

Plycem Construsistemas El Salvador S.A.	Affiliate	Sale of products	317	105	112	22

Hondulit S.A. de Honduras	Affiliate	Sale of products	—	—	166	54

Forestal Río Calle-Calle S.A.	Investee	Interest on loans	34	34	99	99
	Investee	Expense and service invoices	—	—	1,186	(1,002)
	Investee	Purchase of timber	—	—	1,688	(853)

NOTE 6 - INVENTORIES

Inventories include the following:

	December 31,
	2004	2003
	(unaudited)
	ThUS$	ThUS$
Standing timber	33,821	36,250
Finished products and work in progress	78,695	77,328
Products for the resale	17,345	30,387
Materials, spare parts, supplies and other items	39,987	25,107
Inventory in transit among the consolidated group	26,597	10,278

Total inventories	196,445	179,350

As of December 31, 2004 and 2003, inventories are shown net of the allowance for obsolescence amounting to ThUS$ 4,061 and ThUS$ 1,975, respectively, and allowances to reduce inventories to net realizable value of ThUS$ 1,437 and ThUS$ 2,955, respectively.

NOTE 7 - DEFERRED TAXES AND INCOME TAX

a) Income tax

The income tax provisions in the Consolidated Statements of Income were as follows:

	(Charges)/credits December 31,
	2004	2003
	(unaudited)
	ThUS$	ThUS$
Current year provision for income tax	(6,117)	(5,193)
Deferred income tax benefit	(3,003)	5,978
Other	(2,608)	(180)

Total	(11,728)	605

b) Taxes recoverable and payable were as follows:

	December 31,
	2004	2003
	(unaudited)
	ThUS$	ThUS$
Income tax provision	(6,117)	(5,193)
Refund of income taxes of prior years	15,911	10,792
Provisional monthly income tax prepayments	3,246	3,494
Value added taxes recoverable	26,900	32,216
Others	4,681	699

Total	44,621	42,008

c) Accumulated tax losses carryforward

The detail of accumulated tax losses for Terranova and each subsidiary is as follows:

	December 2004	Tax rate	December 2003	Tax rate	Expiration date
	(unaudited)
	ThUS$	%	ThUS$	%
Terranova S.A.	422,416	17.0	400,133	17.0	No term
Terranova Brasil Ltd.	4,504	34.0	3,391	34.0	No term
Terranova Venezuela	107,273	34.0	163,833	34.0	No term
Forestal Terranova Mexico S.A.	1,727	33.0	1,756	34.0	6 years
Forestal Terranova Mexico S.A.	574	33.0	583	33.0	7 years
Forestal Terranova Mexico S.A.	7,029	33.0	7,144	33.0	8 years
Forestal Terranova Mexico S.A.	1,397	33.0	1,420	33.0	10 years
Terranova Forest Product Inc.	1,753	37.5	8,602	37.5	19 years
Masisa S.A.	19,888	17.0	19,181	16.5	No term
Masisa Argentina S.A.	10,986	35.0	14,654	35.0	5 years
Masisa do Brasil Ltd.	23,853	35.0	17,769	35.0	No term
Masisa de Mexico S.A.	18,412	34.0	20,048	34.0	10 years
Others	700	—	—	—

Total tax losses	620,512		658,514

d) Deferred taxes

The accumulated balances from deferred taxes originating from temporary differences were as follows:

	December 31, 2004 (unaudited)				December 31, 2003
	Deferred assets		Deferred liabilities		Deferred assets		Deferred liabilities
	Short-term	Long-term	Short-term	Long-term	Short-term	Long-term	Short-term	Long-term
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Temporary differences

Allowance for doubtful accounts	723	647	—	—	643	10	—	—
Vacation accrual	509	—	—	—	385	—	—	—
Overhead costs	—	—	1,013	2,901	—	—	1,399	3,552
Depreciation	—	—	—	27,975	—	—	—	20,885
Other events	251	1,002	—	555	710	666	—	—
Other provisions	1,768	290	—	597	637	102	—	—
Tax losses carryforward	1,207	134,606	—	—	1,566	97,506	—	—
Cost of forest	—	—	394	17,883	—	—	745	23,281
Forest reserve	—	—	212	43,771	—	—	70	32,996
Brazil exchange rate variation	—	—	—	—	—	—	3,979	—
Asset financing cost		—	486	2,111	—	—	—	1,774
Provision for particle board line	282	1,627	—	—	—	1,159	—	—
Complementary accounts net of amortization	(29)	(1,456)	(67)	(29,941)	(30)	(126)	(95)	(38,778)
Valuation allowance	—	(102,015)	—	—	—	(64,441)	—	—

Total	4,711	34,701	2,038	65,852	3,911	34,876	6,098	43,710

NOTE 8 - OTHER CURRENT ASSETS

Other current assets include the following:

	December 31,
	2004	2003
	ThUS$	ThUS$
	(unaudited)
Time deposits	—	29,104
Unrealized losses on interest rate swap agreements	372	842
Securities purchased under resale agreements	—	11,120
Treasury stock (1)	—	18,378
Other	202	767

Total	574	60,211

(1)	Refers to the Company’s own shares obtained as a result of the merger described in Note 1 amounting to ThUS$ 16,828 and shares purchased from dissenting shareholders who exercised their redemption rights, pursuant to article 69 of Law 18.046, amounting to ThUS$ 1,550. These shares have been cancelled in 2004. See Note 17.

NOTE 9 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment include the following:

	December 31,
	2004			2003
	(unaudited)
	Gross value	Accumulated depreciation	Net value	Gross value	Accumulated depreciation	Net value
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Land
Land	126,217	—	126,217	132,959	—	132,959
Plantations	505,082	—	505,082	477,054	—	477,054

Buildings and infrastructure	220,158	(58,799)	161,359	216,322	(54,363)	161,959
Machinery and equipment	809,598	(231,651)	577,947	798,483	(194,847)	603,636
Other property, plant and equipment	73,945	(37,484)	36,461	75,696	(34,373)	41,323

Reappraisals
Land	2,671	—	2,671	2,671	—	2,671
Buildings and infrastructure	4,719	(4,248)	471	4,719	(4,219)	500

Total	1,742,390	(332,182)	1,410,208	1,707,904	(287,802)	1,420,102

Capitalized plantation financing costs for the years ended December 2004 and 2003 amounted to ThUS$ 4,363 (unaudited) and ThUS$ 6,013, respectively.

Government grants awarded for forestry activities are accounted for as a reduction of Plantations. Grants balances related to non-harvested plantations amounted to ThUS$ 5,372 (unaudited) and ThUS$ 6,174 as of December 31, 2004 and 2003, respectively.

NOTE 10 - INVESTMENTS IN UNCONSOLIDATED AFFILIATES

Investments in unconsolidated affiliates included the following at December 31, 2004 (unaudited) and 2003:

Company	Country	Currency	Number of shares	Ownership percentage		Shareholders’ equity of investee		Result for the year		Equity in earnings (losses)		Equity value		Investment book value
				2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
				%	%	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Oxinova C.A.	Venezuela	Dollar	1,963,564	49.000	49.000	6,816	4,096	2,720	1,915	1,333	939	3,340	2,007	3,340	2,007
Comercializadora T&T C.A. (1)	Venezuela	Dollar	50	—	50.00	—	(233)	—	(368)	—	(184)	—	—	—	—

Total										1,333	755	3,340	2,007	3,340	2,007

(1)	This investment was sold in October 2004.

The Company has recorded a provision in Accrued liabilities for investments in unconsolidated affiliates with negative equity totaling ThUS$ 693 (unaudited) and ThUS$ 666 at December 31, 2004 and 2003, respectively.

a)	In accordance with Circular Letter No. 150 issued by the SVS, the Company has completed an evaluation of the net asset value of its subsidiaries in Brazil, Venezuela, Argentina and Mexico by estimating cash flows to be generated by the subsidiaries in the future. Based on these estimates, the Company concluded that at December 31, 2004 no impairment adjustments are necessary.

b)	At December 31, 2004 and 2003, the Company held investments in Venezuela, through its subsidiary Inversiones Internacionales Terranova S.A., as follows:

•	Terranova Venezuela S.A.

•	Fibranova C.A.

•	Andinos C.A.

•	Oxinova C.A.

•	Corporacion Forestal Itamaca C.A.

•	Corporacion Forestal Guayamure C.A.

•	Comercializadora T&T C.A.

On December 2002, business associations, trade unions as well as political and civil organizations called a National Civic Strike in Venezuela with a significant impact on the economic activities of the country, primarily in the oil and petrochemical industry. This situation has led to an irregular supply of raw material necessary for the manufacturing operation of the subsidiaries in Venezuela.

Additionally, on January 21, 2003, the National Executive enabled the Finance Ministry to confirm with the Central Bank of Venezuela (BCV), temporary measures to establish limits and restrictions to convertibility of the Bolivar and to the transfer of funds abroad. Based on this action, on the same date the Finance Ministry and the BCV agreed to suspend the trading of foreign currencies in Venezuela. On February 5, 2003, two exchange agreements to establish a new system of foreign exchange management were established. The exchange rate was fixed at Bs 1,596/US$1 (buying) and Bs 1,600/US$1 (selling). To date, the respective regulation has not been completed and it is not possible to fully evaluate the effects such measure may have on the Company’s future operations.

The financial statements have been prepared assuming that the subsidiaries in Venezuela will continue their operations as a going concern. Consequently, the adjustments that could result from these uncertain circumstances have not been included.

NOTE 11- GOODWILL AND NEGATIVE GOODWILL

Goodwill includes the following:

	December 31, 2004		December 31, 2003
Company	Amount amortized in the period	Balance of goodwill	Amount amortized in the period	Balance of goodwill
	(Unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Terranova Forest Products, Inc. (1)	707	706	707	1,413
Maderas y Paneles S.A. (2)	—	—	152	—
Masisa Cabrero S.A. (3)	85	1,334	90	1,419

Total	792	2,040	949	2,832

Negative goodwill includes the following:

	December 31, 2004		December 31, 2003
Company	Amount amortized in the period	Balance of goodwill	Amount amortized in the period	Balance of goodwill
	(Unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Corporación Forest Guayamure C.A. (4)	124	1,998	124	2,122
Masisa (5)	2,766	34,833	2,766	37,599
Forestal Tornagaleones S.A. (6)	100	1,754	100	1,854
Terranova (7)	335	6,374	—	6,709

Total	3,325	44,959	2,990	48,284

(1)	This subsidiary was acquired in 1997 and goodwill is being amortized over ten years.
(2)	On August 16, 1993, the Company’s subsidary Masisa purchased a 3.8% interest in Maderas y Paneles S.A. from Inversiones Pathfinder S.A. (at that time the majority shareholder of Masisa) for ThUS$ 3,855, which resulted in goodwill of ThUS$ 2,690. The goodwill has been fully amortized over a term of ten years.
(3)	During 2000, the Company’s subsidiary Masisa purchased a 92.61% interest in Masisa Cabrero S.A. from Forestal Terranova and Fibras del Noreste S.A. for ThUS$ 43,469, which resulted in goodwill of ThUS$ 1,793. The goodwill is being amortized over twenty years.
(4)	The negative goodwill originated as a result of the acquisition of Corporación Forestal Guayamure C.A., a Venezuelan company and is being amortized over twenty years.
(5)	The acquisition of a 43.16% interest in Masisa in July 2002 and a 0.544% interest in June 2003 resulted in negative goodwill. This negative goodwill is being amortized over fifteen years.
(6)	On June 27, 2002, the Company’s subsidiary Masisa made a capital investment of ThUS$ 7,372 in its subsidiary Forestal Tornagaleones S.A., which increased its ownership by 6.45%. This investment resulted in negative goodwill of ThUS$ 2,012. This negative goodwill is being amortized to income over twenty years.
(7)	The acquisition of a 39.99% interest in Terranova Internacional S.A. by Forestal Terranova S.A. (a company merged into Terranova) in October 2004 resulted in a negative goodwill of ThUS$ 6,709. This negative goodwill is being amortized to income over twenty years.

NOTE 12 - OTHER ASSETS

Other assets include the following:

	At December 31,
	2004	2003
	(unaudited)
	ThUS$	ThUS$
Forestry exploitation rights (1)	11,237	11,721
Assets for disposal (2)	1,266	5,555
Fees paid and tax credits (3)	786	1,702
Fair value interest rate swap agreements	9,403	4,031
Discount on bonds issued	8,359	9,244
Bond issuance costs	3,020	4,306
Other	1,534	1,934

Total	35,605	38,493

(1)	In May 1997, the Company entered into a US$ 28.5 million contract with CVG-Proforca, a Venezuelan governmental entity, for the rights to use and harvest 59,000 hectares of plantation consisting of Caribbean type lumber for a term of 30 years. As a condition to enter into this contract, the Company was required to enter into a fifteen year operating lease contract for a sawmill owned by CVG Proforca requiring a payment of US$ 10 million. At the inception of both contracts, the Company paid the full amounts totaling US$ 38.5 million.

Under Chilean GAAP, the US$ 28.5 million paid was capitalized as purchased timber resources and included in Property, plant and equipment in the Consolidated Balance Sheet. The accounting policy pursuant to Chilean GAAP for timber resources is described above in Note 2 i). Further, under Chilean GAAP, the US$ 10 million paid for the lease contract was capitalized as an intangible and included under Other assets in the Consolidated Balance Sheets. This intangible is amortized proportionally based on the cubic meters of forest harvested as a percentage of total forests estimated to be harvested.

During 2000, Terranova de Venezuela S.A. acquired from its subsidiary Coforven S.A., the exploitation rights to 236,000 annual M3 of lumber and a sawmill for ThUS$3,324. The exploitation rights will be amortized according to the amount of cubic meters of harvested products from the forest owned by Terranova de Venezuela S.A. to supply the plants. The balance of Coforven’s goodwill amounting to ThUS$ 987 at the date of sale, has been included as part of exploitation rights since Terranova de Venezuela acquired a significant part of the production assets of Coforven S.A.

(2)	Corresponds to property, plant and equipment amounting to ThUS$ 1,266 (unaudited) at December 31, 2004 (ThUS$ 5,555 at 2003) of the subsidiary Terranova Brasil Ltda., Masisa and Terranova Venezuela the sale of which is committed to the Brazilian companies Logasa, Alta Floresta and Rafter.

During 2004, the Company wrote-off certain assets for disposal amounting to ThUS$ 5,534 (unaudited) . See Note 20, Other non-operating expenses.

(3)	Corresponds to prepaid fees and tax expenses incurred for obtaining long-term loans by the Company and its subsidiary Inversiones Internacionales Terranova S.A. These expenses are amortized over the term of the loans.

NOTE 13 - SHORT-TERM BANK BORROWINGS

Short-term bank borrowings maturing in one year or less included the following at December 31, 2004 (unaudited) and 2003:

	Currency or indexation rate borrowing denominated in
	US Dollars		Other foreign currencies		UF		Total
Issuer	2004	2003	2004	2003	2004	2003	2004	2003
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Banco Security	—	2,005		—		—		2,005
Banco WLB	10,111	10,114	—	—	—	—	10,111	10,114
Banco Dresdner	—	1,002	—	—	—	—	—	1,002
Banco del Desarrollo	5,454	9,950	—	—	—	—	5,454	9,950
Banco Sudameris		—		—		—		—
Banco Bice	—	6,665	—	—	—	—	—	6,665
Banco Itau	1,723	6,044	—	1,709	—	—	1,723	7,753
Banco Estado	7,077	7,846	—	—	—	—	7,077	7,846
Banco Ganadero BBVA	—	—	—	900	—	—	—	900
Banco de Chile	—	9,133	—	—	—	2,512	—	11,645
Banco de Chile - New York		—		—		—		—
Banco Crédito Inversiones	—	14,528	—	—	—	—	—	14,528
Bank Boston N.A.		—		—		—		—
ABN AMRO Bank	—	—	8,812	1,056	—	1,155	8,812	2,211
HSBC Bank USA	—	1,906	—	—	—	—	—	1,906
Banco de Boston N.A.		—		—		—		—
Banco Santander - Chile	—	—	—	—	—	—	—	—
Banco Do Brasil		—		—		—		—
Banco Rabobank Curacao N.V.	—	5,075	—	—	—	—	—	5,075
Corpbanca Venezuela	—	—	7,657	7,801	—	—	7,657	7,801
Corpbanca	—	5,080	—	—	—	—	—	5,080
HSBC Bank Brasil S/A	3,615	1,003	—	—	—	—	3,615	1,003
Banco BBA-ACC		—		—		—		—
HSBC Bank	—	3,609	—	—	—	—	—	3,609
Banque Europenne Pour La		—		—		—		—
Banco Mercantil	—	—	1,306	—	—	—	1,306	—
BBVA Banco BHIF	3,036	3,006	—	—	—	—	3,036	3,006

Total	31,016	86,966	17,775	11,466	—	3,667	48,791	102,099

Principal outstanding	30,912	86,310	17,558	11,065	—	3,667	48,470	101,042

Average annual interest rate	3.6%	2.10%	3.01%	5.19%	0%	4.77%

Accrued interest totaling ThUS$ 170 (unaudited) and ThUS$ 3,573 at December 31, 2004 and 2003, respectively, is included in the outstanding balances.

At December 31, 2004, the Company had ThUS$ 368,261 (unaudited) of short-term lines of credit, of which ThUS$ 213,592 (unaudited) were unused and available for borrowing on an unsecured basis.

NOTE 14 - LONG-TERM BANK OBLIGATIONS

a)	Current portion of long-term bank borrowings with banks and financial institutions are summarized as follows at December 31, 2004 and 2003:

	Currency or indexation rate borrowing denominated in
	US Dollars		Other foreign currencies		UF		Total
Issuer	2004	2003	2004	2003	2004	2003	2004	2003
	(unaudited)		(unaudited)		(unaudited)		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Westdeutsche Landesbank (1)	2,945	2,939	—	—	—	—	2,945	2.939
Kreditanstal Fur Wieder (2)	11,433	9,354	—	—	—	—	11,433	9,354
Banco Estado (4)	2,925	6,392	—	—	—	—	2,925	6,392
Banco Crédito e Inversiones (7) – (8)	2,453	3,832			1,414	2,594	3,867	6,426
Banco Rabobank Ireland	—	29,121	—	—	—	—	—	29,121
Citibank N.A. (12)	67	135	—	—	—	—	67	135
Raboinvestments Chile S.A. (6)	3,106	1,090	—	—	—	—	3,106	1,090
Security Bank (9)	955	962	—	—	—	—	955	962
Dresdner Bank Latinamerica (10)	2,106	1,101	—	—	—	—	2,106	1,101
Comerica Bank (11)	4,360	4,360	—	—	—	—	4,360	4,360
Banco de Chile - New York Branch (13)	4,399	2,234	—	—	—	—	4,399	2,234
The Bank of Nova Scotia (14)	4,045	266	—	—	—	—	4,045	266
Banco Corpbanca (5)	2,219	15,331	—	—	—	—	2,219	15,331
HSBC Bank (16)	1,000	—	—	—	—	—	1,000	—
Banco BBVA (3)	1,508	3,334	—	—	—	—	1,508	3,334
Banco Santander Chile (17)	10,624	19,687	—	—	—	—	10,624	19,687
Banco Security (18)	1,195	1,789	—	—	—	—	1,195	1,789
Bank Boston N.A. (15)	—	305	16	86	—	—	16	391
Banco Rabobank Nederland (19)	1,299	—	—	—	—	—	1,299	—
HSBC Bndes (16)	628	—	—	—	—	—	628	—
Banco Itau Bra Pre-Export (20)	4,000	—	—	—	—	—	4,000	—
Others	—	81	—	—	—	—	—	81

Total	61,267	102,313	16	86	1,414	2,594	62,697	104,993

Principal outstanding	61,203	98,906	—	86	1,324	2,428	62,527	101,420

Average annual interest rate	2.94%	3.30%

b)	Long-term bank borrowings with banks and financial institutions are summarized as follows at December 31, 2004 (unaudited) and 2003:

		Maturities				December 31, 2004		December 31, 2003
Issuer	Currency	1 year to 2 years	2 years to 3 years	3 years to 5 years	5 years to 10 years	Total long-term	Average annual interest rate	Total long term
		ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	%	ThUS$
Kreditanstal Fur Wieder (1)	US$	13,126	7,130	14,260	5,230	39,746	LIBOR+1.27%	31,973
Westdeutsche Landesbank (2)	US$	2,911	2,911	4,952	—	10,774	LIBOR+0.45%	13,685
BBVA Banco BHIF (4)	US$	1,445	1,445	1,444	—	4,334	LIBOR+2.10%	4,875
Banco Estado (4)	US$	2,778	2,778	2,778	—	8,334	LIBOR+2.10%	9,375
Corpbanca (5)	US$	2,167	2,167	2,166	—	6,500	LIBOR+2.10%	8,125
Raboinvestments Chile S.A. (6)	UF$	4,500	5,500	—	—	10,000	LIBOR+1.875%	13,000
Banco Crédito Inversiones (7)	US$	5,000	5,000	7,500	2,500	20,000	LIBOR+1.69%	9,375
Banco Crédito Inversiones (8)	UF	2,648	—	—	—	2,648	6.7%	4,857
Security Bank (9)	US$	933	—	—	—	933	LIBOR+1.50%	1,867
Dresdner Bank Latinamerica (10)	US$	2,000	1,000	—	—	3,000	LIBOR+1.9%	5,000
Comerica Bank (11)	US$	4,286	2,141	—	—	6,427	LIBOR+1.35%	10,714
Citibank N.A. (12)	US$	272	—	—	—	272	5.2%	2,783
Banco Chile New York Branch (13)	US$	4,300	4,250	—	—	8,550	LIBOR+1.25%	12,850
The Bank of Nova Scotia (14)	US$	7,500	7,500	6,250	—	21,250	LIBOR+1.15%	25,000
Banco de Boston (15)	Other currency	—	—	—	—	—		8
Banco Hsbc (16)	US$	—	—	—	—	—		1,256
Banco Santander Chile (17)	US$	10,222	10,222	10,222	—	30,666	LIBOR+2.10%	37,623
Banco Security (18)	US$	1,167	1,167	1,167	—	3,501	LIBOR+2.10%	4,376
Banco Rabobank Nederland (19)	US$	2,500	2,500	5,000	1,250	11,250	LIBOR+1.5%	—
Banco Itaú Bra Pre-Export (20)	US$	2,000	—	—	—	2,000	LIBOR+5.0%	4,000

Total		69,755	55,711	55,739	8,980	190,185		200,742

(1)	These are four loans, the outstanding balance of the first one ThUS$ 11,992.-is repayable in four semi annual installments, starting on June 2005, the outstanding balance of the second one ThUS$ 19.981.- is repayable in twelve semi-annual installments, starting on June 2005, the outstanding balance of the third one ThUS$ 17,100.- is repayable in ten semi-annual installments, starting on September 2005, the outstanding balance of the last one ThUS$ 1.710.- is repayable in ten semi-annual installments, starting on September 2005. All interests are paid semi-annually,
(2)	These are two loans, the outstanding balance of the first one ThUS$ 5,849.- is repayable in ten semi annual installments, starting on April 2005, and the outstanding balance of the other one ThUS$ 7.837.- is repayable in nine semi-annual installments, starting on June 2005. Both interests are paid semi-annually.
(3)	The outstanding balance of this loan as of December 31, 2004 is repayable in eight semi-annual installments, starting on March 2005, with interest payments semi-annually.
(4)	The outstanding balance of this loan as of December 31, 2004 is repayable in eight semi-annual installments, starting on March 2005, with interest payments semi-annually.
(5)	The outstanding balance of this loan as of December 31, 2004 is repayable in eight semi-annual installments, starting on April 2005, with interest payments semi-annually.
(6)	The outstanding balance of this loan as of December 31, 2004 is repayable in six semi-annual installments starting on April 2005, with interest payments semi-annually.
(7)	The outstanding balance of this loan as of December 31, 2004 is repayable in eight semi-annual installments, starting on April 2005, with interest payments semi-annually.
(8)	The outstanding balance of this loan as of December 31, 2004 is repayable in four semi-annual installments, starting on February 2005, with interest payments semi-annually.
(9)	The outstanding balance of this loan as of December 31, 2004 is repayable in four semi-annual installments, commencing March 2005, with interest payments to be made semi-annually.
(10)	This loan is repayable in five semi-annual installments, starting on January 2005. Interest is paid semi-annually.
(11)	This loan is repayable in three semi-annual installments, commencing April 2005, with interest payments to be made semi-annually.
(12)	The Company prepaid the outstanding balance of the loan ThUS$ 49,720 with proceeds from the bond offering included in Other Borrowings in the Consolidated Balance Sheets.
(13)	This loan is repayable in six semi-annual installments, commencing April 2005, with interest payments to be made semi-annually.
(14)	The Company entered into this loan in January, 2003. This loan is repayable in six semi-annual installments, commencing July 2005, with interest payments to be made semi-annually.
(15)	This loan is repayable in monthly installments of principal and interest.
(16)	This loan is repayable in October 2005. Interest is paid semi-annually.
(17)	These are two loans, the outstanding balance of the first one ThUS$ 20.889.- is repayable in eight semi annual installments, starting on March 2005, and the outstanding balance of the other one ThUS$ 20.000.- is repayable in eight semi-annual installments, starting on April 2005. Both interests are paid semi-annually.

(18)	The outstanding balance of this loan as of December 31, 2004 is repayable in eight semi-annual installments, starting on April 2005, with interest payments semi-annually.
(19)	The outstanding balance of this loan as of December 31, 2004 is repayable in six semi-annual installments, starting on April 2005, with interest payments semi-annually.
(20)	The outstanding balance of this loan as of December 31, 2004 is repayable in four semi-annual installments, starting on June 2005, with interest payments semi-annually.

Scheduled payments of the long-term portion of long-term bank borrowings at December 31, 2004 are as follows:

Amounts payable during the years ending December 31,	(unaudited) ThUS$
2005	62,697
2006	69,755
2007	55,711
2008	41,560
2009 and thereafter	23,159

Total	252,882

NOTE 15 – BONDS AND PROMISSORY NOTES

Bonds and promissory notes include the following.

	Series	Notional amounts	Currency	Interest rate	Maturity date	Interest payment	Principal repayment	At December 31,
								2004	2003
		ThUS$		%				ThUS$	ThUS$
								(unaudited)
Short-term portion

336	A	4,000	U.F.	5.0	15/06/2009	6 Meses	2005	15,308	234
336	B	1,000	U.F.	6.0	15/06/2024	6 Meses	2009	77	70
336	C	30,000	US$	5.0	15/06/2008	6 Meses	2008	62	62
Private Placement	B	9,000	US$	8.06	14/05/2008	6 Meses	2005	9,371	9,484
356	A	2,500	U.F.	5.0	15/12/2010	6 Meses	2006	160	158
355	B	702	U.F.	6.25	15/12/2024	6 Meses	2011	56	56

Total								25,034	10,064

Long-term portion

336	A	4,000	U.F.	5.0	15/06/2009	6 Meses	2009	108,320	113,978
336	B	1,000	U.F.	6.0	15/06/2024	6 Meses	2024	31,068	28,494
336	C	30,000	US$	5.0	15/06/2008	6 Meses	2008	30,000	30,000
Private Placement	B	27,000	US$	8.06	15/06/2008	6 Meses	2008	27,000	36,000
356	A	2,500	U.F.	5.0	15/12/2010	6 Meses	2010	76,488	71,236
355	B	702	U.F.	6.25	15/06/2024	6 Meses	2024	21,809	20,003

Total								294,685	299,711

a) Bonds

In June 2003, the Company issued ThUF 4,000 Series A fixed rate UF denominated bonds in the Chilean market. Series A bonds mature on June 15, 2009 and pay interest at 5.0%. Interest is payable on June 15th and December 15th of each year with the first payment due on December 15, 2003. Principal is payable on June 15th and December 15th of each year with the first payment due on December 15, 2005.

In June 2003, the Company issued ThUF 1,000 Series B fixed rate UF denominated bonds in the Chilean market. Series B bonds mature on June 15 2024 and pay interest at 6.0%. Interest is payable on June 15th and December 15th of each year with the first payment due on December 15, 2003. Principal is payable on June 15th and December 15th of each year with the first payment due on December 15, 2009.

In June 2003, the Company issued ThUS$ 30,000 Series C fixed rate US$ denominated bonds in the Chilean market. Series C bonds mature on June 15, 2008 and pay interest at 5.0%. Interest is payable on June 15th and December 15th of each year with the first payment due on December 15, 2003.

In December 2003, the Company’s subsidiary Masisa S.A. issued ThUS$ 91,453 of fixed rate bonds in the Chilean market. Series A bonds of ThUS$ 71,394 mature in seven years and pay interest at 5.0%. Series B bonds of ThUS$ 20,059 mature in twenty one years and pay interest at 6.25%. Interest is payable on both Series A and B bonds on June 15th and December 15th of each year with the first payment due on June 15, 2004.

b) Promissory notes

In May, 1996, the Company’s indirect subsidiary Masisa Overseas Ltd, issued ThUS$ 70.000 of fixed rate Promissory notes. Series A Promissory notes of ThUS$ 25.000 mature in 2003 and pay interest at 7.82%. Series B Promissory notes of ThUS$ 45.000 mature in 2008 and pay interest at 8.06%.

Scheduled payments of the long-term portion of bonds and promissory notes at December 31, 2004 are as follows:

Amounts payable during the years ending December 31,	(unaudited) ThUS$
2005	25,070
2006	55,601
2007	55,601
2008	85,601
2009 and thereafter	97,846

Total	319,719

NOTE 16 - ACCRUED LIABILITIES

Accrued liabilities include the following:

	December 31,
	2004	2003
	(unaudited)
	ThUS$	ThUS$
Accrued vacations	3,705	3,308
Provision for bonuses	1,649	1,004
Consulting services	3,190	3,180
Export expenses and freight	1,643	2,059
Import expenses	36	3,068
Services	1,702	1,000
Fines from Venezuela	89	2,368
Provision for major repairs	970	1,197
Others	5,496	2,557

Total	18,480	19,741

NOTE 17 - SHAREHOLDERS’ EQUITY

a) Changes in capital and reserve accounts for the years ended December 31, 2004 and 2003 and were as follows:

	Common stock	Other reserves	Retained earnings	Development stage deficit	Net (loss) income for the year	Total Equity
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
2003

Balance at December 31, 2002	494,731	122,713	39,627	(21,514)	21,009	656,566
Transfer to retained earnings	—	—	(505)	21,514	(21,009)	—
Capital increase	90,558	—	—	—		90,558
Incorporation of net equity balance of Terranova S.A.	16,828	—	—	—	—	16,828
Decrease in forestry reserve due to appraisal	—	(8,391)	—	—	—	(8,391)
Cumulative translation adjustment	—	(771)	—	—	—	(771)
Deficit of subsidiary in development stage	—	—	—	(4,133)	—	(4,133)
Net loss for the year	—	—	—	—	(20,010)	(20,010)

Balance at December 31, 2003	602,117	113,551	39,122	(4,133)	(20,010)	730,647

2004 (unaudited)

Balance at December 31, 2003	602,117	113,551	39,122	(4,133)	(20,010)	730,647
Transfer to retained earnings			(24,143)	4,133	20,010	—
Capital decrease	(18,378)	—	—	—	—	(18,378)
Increase in forestry reserve due to appraisal		9,695	—	—	—	9,695
Legal reserve	—	100	—	—	—	100
Cumulative translation adjustment		(703)	—	—	—	(703)
Net income for the year	—	—	—	—	56,778	56,778

Balance at December 31, 2004	583,739	122,643	14,979	—	56,778	778,139

b) Paid-in capital

At December 31, 2004 and 2003, the capital of the Company was divided into 3,918,427,856 and 4,019,837,304 shares outstanding without nominal value, respectively.

On September 30, 2003, the Extraordinary Shareholders’ Meeting approved the stock split of Terranova International S.A. into two companies, Terranova with a stated equity balance of ThUS$ 16,828 and Inversiones Internacionales Terranova S.A. with a stated equity balance of ThUS$ 86,589. Following the split on October 31, 2003, Forestal Terranova S.A. was merged into its subsidiary Terranova. As a result of the merger, Terranova’s stated equity balance amounted to US 602,117. Representing the sum of the equity balance of Terranova (ThUS$ 16,828) plus the equity balance of Forestal Terranova S.A (ThUS$ 585,289).

During 2003 and in accordance with a capital increase approved at the Extraordinary Shareholders’ Meeting of Forestal Terranova S.A. (the company merged into Terrranova S.A.) held on April 23, 2003, a total of 215,000,000 no-par-value shares were subscribed and paid for a total of ThUS$ 90,558.

c) Other reserves

Other reserves include the following:

	December 31,
	2004	2003
	(unaudited)
	ThUS$	ThUS$
Forestry reserve	130,156	120,461
Cumulative translation adjustment	(7,613)	(6,910)
Others	100	—

Total	122,643	113,551

d) Treasury shares

As a result of the merger described above, Terranova acquired 87,871,054 of its own shares that were held by Forestal Terranova S.A. before the merger. Additionally, as allowed by Chilean Law certain dissenting shareholders of Forestal Terranova S.A. excercised their redemption rights for the receipt of cash payments. As such, Terranova acquired 2,937,494 shares of Forestal Terranova S.A. which after the merger resulted Terranova holding 13,538,394 of its own shares.

These treasury shares did not have voting rights, were recorded at cost and included under Other long-term assets in the Consolidated Balance Sheets.

On December 26, 2004, the treasury shares were cancelled. As such, common stock was decreased by ThUS$ 18,378.

NOTE 18 - OTHER NON-OPERATING INCOME

Other non-operating income during each period includes the following:

	Year ended December 31,
	2004	2003
	(unaudited)
	ThUS$	ThUS$
Gain on sale of forests	44,284	—
Gain on sale of goods and services	364	688
Lease of offices, parking lots and others	474	610
Compensation from insurance	1,120	3,620
Other	1,010	989

Total	47,252	5,907

NOTE 19 - OTHER NON-OPERATING EXPENSES

Other non-operating expenses during each period includes the following:

	Year ended December 31,
	2004	2003
	(unaudited)
	ThUS$	ThUS$
Provision for idle assets	9,190	—
Temporary shut-down of industrial plant (1)	155	1,973
Depreciation	575	313
Provision for doubtful accounts non-operational accounts	2,762	—
Fees on sale of shares	—	133
Donations	350	324
Expenses on advisory services for merger with Masisa	—	58
Loss on sale of goods and services	63	649
Severance indemnities	2,094	331
Corporate reorganization expenses	411	200
Write off of VAT receivable as a result of merger	—	809
Lease of assets from third parties	1,376	651
Provision for insurance	—	95
Cost of losses (damages)	987	671
Other	3,804	1,107

Total	21,767	7,314

(1)	Corresponds to expenses associated with an industrial plant of Masisa which was temporarily idled and depreciation and other expenses generated by the temporary shut down of the Menque industrial plant and the furniture line of the Chillan plant.

NOTE 20 - COMMITMENTS AND CONTINGENCIES (unaudited)

Lawsuits

(1) The Company is involved in legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of management, these matters will not materially affect the Company’s consolidated financial position, operating results or cash flows when resolved in a future period.

As of December 31, 2004, there is an outstanding complaint amounting to ThCh$ 663 for damages to property caused in opinion of the complaint by Forestal Tornagaleones. On September 22, 2003, an appealable judgement was issued against the Company, which limited the scope of the claimed damages but did not fix the amount payable. Such judgement was appealed by the Company. On January 9, 2004, the Court of Appeals of Valdivia accepted the appeal, by annulling the judgement and refusing to accept the complaint filed against the Company in all its parts, including legal costs. The complainant filed a motion to appeal, which remains pending at the date of issuance of these consolidated financial statements. Given the judgement pronounced by the Court of Appeals of Valdivia, the Company believes that the likelihood of success for the complainant is minimal.

On May 30, 2002, the Chilean Internal Revenue Service issued a tax assessment amounting to ThCh$ 406,545 (ThUS$ 729 at December 31, 2004) for alleged differences in the determination of income taxes by Inversiones Coronel Limitada. The Company has made no provision for this assessment as management believes it will prevail in this case.

(2) By way of Resolution No. 203, the Servicio de Impuestos Internos (the “Chilean Internal Revenue Service” or “SII”) notified the Company not to proceed for corporate income tax purposes with the recognition in Chile of the results of some of its foreign affiliates. According to the information available to the Company, Resolution No. 203 would affect US$30.4 million related to deferred taxes, recoverable taxes and tax losses already utilized.

The Company has disputed the decision of Resolution No. 203 with respect to the established procedure in Articles 123 and according to the Tax Code. Based on the available information to the Company, the opinion of its legal advisors and the administrative jurisprudence of the SII that would affect the resolution of Resolution No. 203, it is estimated as remote the probability that the final decision would be unfavorable and have any effect on the US$ 30.4 million related to deferred taxes, recoverable taxes and tax losses already utilized.

Financial Covenants and Restrictions

As a result of certain loan contracts entered by the Company and its subsidiaries, Terranova must abide to certain covenants. The covenants are associated with loan with K.F.W Bank and West L.B Bank, a syndicated loan for ThUS$ 85,000 with various institutions, and a syndicated loan for ThUS$ 65,000 with various institutions. Under the covenants the Company may not substantially change its activities, must provide financial information on a regular basis, must keep its obligations with third parties up to date, obtain the prior approval before transferring or selling a substantial part of its assets or granting such assets as collateral. In addition, the Company must maintain the following financial ratios based on its consolidated financial statements:

•	A maximum debt leverage ratio of 0.85

•	A maximum financial debt to cash generation ratio of 5.50

•	A minimum cash generation to financial expenses of 2.0

•	Minimum net tangible equity of ThUS$ 700,000

All of these obligations are complied with as of the date of the accompanying financial statements

August 2003 Bond Placement – Terranova

In association with the Company’s August 6 and 13, 2003 bond placements of UF 4,000,000, and UF 1,000,000, and ThUS$30,000, the Company must abide by the following covenants:

•	Maintain the registration of the Company in the Securities Register of the SVS.

•	Maintain certain insurance policies with respect to operating assets.

•	Perform operations between related parties under market conditions.

•	Maintain a minimum forestry of 60,000 hectares of Radiata pine forests in Chile with an average age exceeding 8 years.

•	Maintain equity greater than the ThUS$ 600,000

•	Maintain a ratio of current liabilities to equity no higher than:

i)	1.1 times, between September 30, 2003 through December 31, 2003;

ii)	0.95 times, between March 31, 2004 through December 31, 2004; and,

iii)	0.85 times, from March 31, 2005 through the maturity of bonds.

All these obligations are complied with as of the date of the accompanying financial statements

2003 Bond Placement – Masisa

The bonds issued in 2003 contain covenants establishing certain obligations for Masisa and its subsidiaries, including the following: maintenance of insurance on the principal assets of Masisa in accordance with the industry’s standards; issuance of quarterly and annual financial statements to the representative of the bondholders, both individual and consolidated, abiding by the standards applicable to public corporations; the obligation to provide copies of risk rating reports; the obligation to update the accounting books of Masisa and its subsidiaries; the obligation to perform transactions with subsidiaries under market conditions; a prohibition on providing financing to any entity of the business group, other than the issuer or any of its subsidiaries or investees; and the requirement to maintain a quarterly leverage ratio (defined as the ratio between current liabilities and equity based on the consolidated financial statements) not higher than 0.9 times. All these obligations are complied with as of the date of the accompanying financial statements

Promissory Notes from Private Placement - Masisa

In connection with notes issued in a private placement in the United States during 1996, Masisa and its subsidiaries, Masisa Overseas Ltd. and Masisa Argentina S.A., are contractually committed to maintain certain covenants, which are summarized as follows:

•	Compliance with all laws

•	Maintenance of insurance on properties and businesses

•	Maintenance of properties in good repair, working order and condition

•	Payment of taxes and claims

•	Maintenance of financial covenants as follows:

a)	The Company must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of an amount equal to the sum of (a) not less than US$ 236 million as of December 31, 2004 and (b) an amount equal to 40% of the cumulative amount of Recurring net Income (defined as net income less extraordinary or non-recurring gains) of the Company for each fiscal year commencing after September 30, 1996 (as shown in the consolidated financial statements)

b)	Masisa will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

c)	Masisa will not at any time permit the Interest Charges Coverage Ratio (the ratio of consolidated income plus interest expense and income taxes to interest expense) to be less than 1.5 to 1.

•	Ownership obligations

a)	Masisa will at all times own 100% of the outstanding equity securities of Masisa Overseas Ltd.

b)	Masisa will at all times own at least 66 2/3% of the outstanding voting securities of Masisa Argentina S.A.

All these obligations are complied with as of the date of the accompanying financial statements.

Fibranova C.A. and Andinos C.A.

The ThUS$ 19,000 loan obtained by the Venezuelan subsidiaries, Fibranova C.A. and Andinos C.A., on February 26, 2004 requires the Company, as a guarantor, to adere to certain covenants. Under the covenants, the Company may not substantially change its activities, may not substantially change its ownership in the subsidiaries, must provide financial information on a regular basis, must keep its obligations with third parties up to date, obtain the prior approval before transferring or selling a substantial part of its assets or granting such assets as collateral.

All of these obligations have been complied with as of the date of the accompanying financial statements.

Raboinvestments Chile S.A.

On October 15, 1999, Tornagaleones entered into a loan agreement with Raboinvestments Chile S.A. for ThUS$ 15,800. Under terms of the agreement the company collateralized the loan with plantations and land for the term of the loan that expires in 3 years. The book value of the plantations is ThUS$ 20,964 and the book value of the land is ThUS$ 5,642 at December 31, 2004.

Dresdner Bank and Banco Security

Forestal Tornagaleones S.A., though its subsidiary Forestal Argentina S.A., has loans outstanding with Dresdner Bank and Banco Security which commenced in December 2001. Such loans proceeds were used for financing new plantations, purchase of property and financial debt restructuring. The loan covenants require the maintenance of equity of at least ThUS$ 37,000, debt leverage ratio lower than or equal to 0.4 times, ratio of equity and long-term debt to fixed assets equal to or higher than 1, and a ratio of EBITDA to financial expenses higher than or equal to 1.5 times.

On March 18, 2004, Masisa replaced its subsidiary Forestal Tornagaleones as the guarantor of this debt.

All these obligations are complied with as of the date of these financial statements.

The Bank of Nova Scotia

In connection with the loan of US$ 25 million granted by The Bank of Nova Scotia, in which Scotiabank Sud Americano acted as an agent, Masisa and/or its subsidiaries are obligated to the following covenants: maintaining a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1; maintaining a coverage over financial expenses not lower than 3; maintaining a consolidated equity not lower then ThUS$ 345,000 at December 31, 2004; Masisa cannot sell, transfer, dispose of, promise to sell or dispose of its current stake in the ownership of its subsidiaries, with the exceptions set forth in the contract; Masisa cannot pledge assets that are essential for the normal operation of the business, except under the conditions provided for in the contract; Masisa cannot grant loans to its shareholders for operations outside the regular course of business. All these obligations are complied with as of the date of the accompanying financial statements

Comerica Bank

Masisa has the following covenants associated with its loan of US$ 15 million granted by Comerica Bank. Convenants include: maintenance of insurance on the principal assets in accordance with industry standards; updating accounting records of Masisa and its subsidiaries; compliance with current laws and regulations; compliance with the payment of every obligation derived from debt contracts; maintenance of Masisa is line of business; prohibition on issuing certain guarantees on its assets, except for those existing upon signature of the agreement and others such as chattel mortgage on new assets purchased in Masisa’s ordinary line of business; performance of transactions with the subsidiaries under market conditions; prohibition on merging Masisa with any other company, or liquidating or dissolving it, and selling or renting its assets, property or businesses, except on the terms agreed upon in the contract; limitation on the debt contracted and loans granted to those conforming with the conditions stated in the agreement; maintenance of a consolidated equity not lower than ThUS$ 345,000; maintenance of an interest coverage ratio (defined as operating cash flow over net financial expenses) of at least 3; and maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1. All these obligations are complied with as of the date of the accompanying financial statements.

Banco de Chile

Masisa has the following covenants associated with its credit line for US$ 15 million granted by Banco de Chile. Convenants include: maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1; maintenance of a coverage ratio against financial expenses of at least 3; maintenance of a consolidated equity of at least ThUS$ 345,000; and a prohibition on selling, transferring, pledging to sell or disposing of, in any way or manner, its present equity investment in the property of its subsidiaries except in accordance with the terms agreed upon in the contract. All these obligations are complied with as of the date of the accompanying financial statements.

Dresdner Bank L.A. - Forestal Argentina S.A.

In accordance with loans contracted by this subsidiary, the company is obligated to comply with certain covenants that are derived from the financial statements of this subsidiary issued in accordance with accounting principles generally accepted in Argentina.

These covenants include the maintenance of:

•	A ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to financial expenses equal to or higher than 1.2 times;

•	Net equity of at least US$ 37 million.

Non-compliance with any of the above obligations can require the immediate payment of the quantities owed, as if they had matured and were currently collectable

On March 18, 2004, Masisa became the guarantor of this loan. As guarantor, the above covenants are derived from the Company’s financial statement and not Forestal Argentina S.A.

As of December 31, 2004, Masisa is in compliance with the covenants.

Promissory Notes from Private Placement

In connection with notes issued in a private placement in the United States during 1996, Masisa and its subsidiaries, Masisa Overseas Ltd. and Masisa Argentina S.A., are contractually committed to maintain certain covenants, which are summarized as follows:

•	Compliance with all laws

•	Maintenance of insurance on properties and businesses

•	Maintenance of properties in good repair, working order and condition

•	Payment of taxes and claims

•	Maintenance of financial covenants as follows:

a)	The Company must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of an amount equal to the sum of (a) not less than US$ 236 million as of December 31, 2004 and (b) an amount equal to 40% of the cumulative amount of Recurring net Income (defined as net income less extraordinary or non-recurring gains) of the Company for each fiscal year commencing after September 30, 1996 (as shown in the consolidated financial statements)

b)	The Company will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

c)	The Company will not at any time permit the Interest Charges Coverage Ratio (the ratio of consolidated income plus interest expense and income taxes to interest expense) to be less than 1.5 to 1.

•	Ownership obligations

a)	The Parent Company will at all times own 100% of the outstanding equity securities of Masisa Overseas Ltd.

b)	The Parent Company will at all times own at least 66 2/3% of the outstanding voting securities of Masisa Argentina S.A.

As of December 31, 2004, the Company was in compliance with all covenants.

Other Contracts and Commitments

Shareholders’ agreement – Oxinova C.A

With the incorporation of the unconsolidated subsidiary, Oxinova C.A,. in Venezuela, the Company’s subsidiary, Inversiones Internacionales Terranova S.A., signed a shareholders’ agreement with Oxiquim S.A., restricting it from selling its shares in Oxinova C.A., pledging such shares as collateral, or establishing rights in favor of third parties of such shares. Inversiones Internacionales Terranova S. A. must also maintain direct control of Fibranova C.A. through Terranova S.A.

In relation to this, on May 23, 2003, Inversiones Internacionales Terranova S.A. signed a shareholders’ agreement with Corporación Venezolana de Guayana (CVG), a Venezuelan governmental agency, to regulate and manage the construction and operation of a river port in the north riverside of the Orinoco River, Macapaima, Venezuela. At of the issuance date of these financial statements, such company has not been established.

Wood purchase contract

In May 1997, the subsidiary Terranova de Venezuela S.A. signed a contract with CVG Proforca C.A. for the right to use two plots of land of 59,000 hectares in the State of Monogas in Venezuela. The term of this contract is 30 years.

The signed contract implies the following conditions:

•	The land where the plantations are located are the sole property of CVG Proforca C.A. and are not part of the contract.

•	All future expenses and costs to obtain all required permits shall be the responsibility of Terranova de Venezuela S.A.

•	CVG Proforca C.A. shall compensate Terranova de Venezuela S.A. for any costs incurred due to a breach of contract by CVG Proforca C.A., the owner and operator of the assets.

•	Terranova de Venezuela S.A. shall comply with all environmental standards regarding fire prevention, industrial hygiene and safety, logging operations, and the maintenance of roads and infrastructure, plus fire prevention and operating plan.

•	Terranova de Venezuela S.A. shall purchase insurance policies to cover third party expenses with CVG Proforca C.A. being appointed as the beneficiary.

Uverito sawmill lease contract

In May 1997, the subsidiary Terranova de Venezuela S.A. signed a sawmill lease contract with CVG Proforca C.A. for fifteen years starting in 1997, for a lump sum payment of ThUS$10,000. The Company is subject to the following conditions:

•	The Company shall be responsible for all necessary equipment maintenance and repair expenses.

•	All improvements shall be the property of the Company and may be removed by the lessee as long as such removal does not damage the leased property.

•	The Company shall be responsible for all utility expenses, including electricity, water, telephone and other services, incurred in the commercial operation of the sawmill. The lessor shall be liable for all property taxes, and the lessee for any operations-related taxes.

•	All equipment must be insured against all risks with CVG Proforca C.A. being appointed as beneficiary.

Contract for the use of 30,000 hectares

In May 1997, the subsidiary Terranova de Venezuela S.A. signed a contract with CVG Proforca C.A., giving it the rights to use a plot of land of 30,000 hectares. The term of this contract is 30 years; however, the rights to use it will cease after Terranova de Venezuela S.A. has exploited all the forestry resources, after the twentieth year. In consideration, Terranova de Venezuela S.A. will transfer to CVG Proforca ownership over certain forestry resources.

Under the contract, Terranova de Venezuela committed, among other things, to the following:

•	Reforest at its expense and for its benefit, (except for the previously mentioned consideration to CVG Proforca) the portions of land that have been harvested by the Company during the first twenty years of the term of that contract.

•	Post a surety bond in favor of CVG Proforca for a total amount of ThUS$ 300 for the obligations assumed under this contract.

Annual contract with the company CVG. PROFORCA.

During the month of April 2000, Terranova Venezuela S.A., signed a contract with CVG PROFORCA, for the annual purchase of 400,000 cubic meters SSC of Caribbean pine commercial wood at a fixed price.

Deferred customs duties

As of December 31, 2004, Terranova S.A. owes deferred customs duties in the amount of ThUS$ 1,160 (ThUS$ 1,530 in 2003). From these duties, ThUS$ 978 have not been recorded as liabilities since it is expected that certain export incentive credits due from the custom authorities will be applied against the amounts due. The remainder of ThUS$ 182 has been recorded as long-term liabilities as no offsetting credits are anticipated.

Insurance Contracts

The significant insurance policies purchased by Terranova and its subsidiaries as of December 31, 2004, are the following:

•	Plantation insurance for a total coverage of ThUS$ 357,290 for certain Chilean subsidiaries

•	Property and inventory insurance for certain Chilean subsidiaries for a total coverage of approximately ThUS$ 247,811 and ThUS$ 87,496 to cover fixed costs in case of plant shutdown.

•	Civil liability, personal accident and third-party liability insurance for a total coverage of ThUS$ 10,000

•	The Brazilian subsidiaries have plantation insurance for a total coverage of ThUS$ 71,194, other property of ThUS$ 197,154 and civil liability for ThUS$ 54,750

•	The Venezuelan subsidiaries have insurance as follows: coverage of ThUS$ 236,902 for construction and building and coverage of ThUS$ 22,508 for certain other risks.

•	Subsidiaries in Mexico have insurance for a total coverage of ThUS$ 42,429 for physical property, and coverage of ThUS$ 9,310 for civil liability and other.

•	The subsidiaries in Argentina have the following insurance: coverage of ThUS$ 40,086 corresponding to forest plantations, coverage of ThUS$ 172,915 relating to other assets and coverage of ThUS$ 32,663 corresponding to civil liability.

The Company maintains the following indirect guarantees:

Guarantee creditor	Entity	Relation	Type of guarantee	Balances pending December 31,
				2004	2003
				(unaudited)
				ThUS$	ThUS$
Banco Santander-Chile	Oxinova C.A.	Equity investee	Surety Bond	429	1,286
Banco de Chile	Oxinova C.A.	Equity investee	Surety Bond	4,900	4,900

NOTE 21 - SUBSEQUENT EVENTS (unaudited)

There have been no other subsequent accounting or financial events during the period from December 31, 2004 through the date on which these financial statements were prepared, February 15, 2005, which could significantly affect their interpretation.